Exhibit 99.1

Ballantyne Strong Reports Financial Results

for First Quarter of 2015

OMAHA, Nebraska (May 11, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today reported financial results for the first quarter ended March 31, 2015.

Net revenues were $22.5 million in the first quarter of 2015, compared with $22.0 million in the same period of the prior year.

Net loss totaled $10.2 million, or ($0.72) per share, in the first quarter of 2015, compared with a net loss of $594,000, or ($0.04) per share, in the same period of the prior year. Financial results for the first quarter of 2015 include a nonrecurring, non-cash charge totaling $10.1 million relating to a valuation allowance against the Company’s U.S. tax jurisdiction deferred tax assets.

Excluding the valuation allowance, adjusted net loss totaled $92,000, or ($0.01) per share, in the first quarter of 2015.

Chris Stark, President of Ballantyne Strong, commented, “We had a solid performance in the first quarter from our Systems Integration segment driven by strong sales of our screens and library management systems. However, this was offset by a weaker-than-expected performance from our Managed Services segment, as a result of slow conversion of customers from pilot programs to full deployments. We are highly focused on improving the Company’s overall performance and we are realigning and redeploying our resources to produce better results in the second half of the year. The management team is looking forward to working with the new composition of the Board to implement new strategies and ideas that will support improved performance and shareholder value.”

Q1 2015 Financial Summary

Managed Services revenues were $7.0 million in the first quarter of 2015, compared with $8.4 million in the same period of the prior year. The decrease is primarily attributable to lower project revenues in the digital media business.

Systems Integration revenues were $15.7 million in the first quarter of 2015, compared with $14.0 million in the same period of the prior year. The increase is primarily attributable higher sales of digital projectors in Asia, higher sales of library management systems, and higher sales of screens.

Consolidated gross profit was $4.3 million in the first quarter of 2015, compared with $4.2 million in the same quarter of the prior year. Gross margin was 19.0% in the first quarter of 2015, compared with 19.1% in the same quarter of the prior year.

Selling, general and administrative expenses (SG&A) were $5.5 million in the first quarter of 2015, compared with $5.4 million in the same quarter of the prior year. The increase in SG&A was primarily attributable to expenses related to the proxy contest.

Income tax expense was $9.7 million in the first quarter of 2015, which included a non-cash charge totaling $10.1 million relating to a valuation allowance against the Company’s U.S. tax jurisdiction deferred tax assets.  The valuation allowance resulted from negative evidence in the form of operating losses in the U.S. in recent years.  Should the Company’s taxable income increase in the future, it is possible that some or all of the valuation allowance against the deferred tax assets could be reversed. The company is taking actions to strengthen the profitability of U.S. operations to utilize these deferred tax assets and this will be a primary focus of management and the Board in the future.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at March 31, 2015 was $23.9 million, an increase from the $22.5 million at the end of the prior quarter. The increase in cash and cash equivalents balance was primarily attributable to strong collections of accounts receivable and a refund relating to fiscal 2013 tax payments.

Conference Call and Webcast

A conference call to discuss 2015 first quarter financial results will be held on Monday, May 11, 2015 at 11:30 a.m. Eastern Time / 10:30 a.m. Central Time. Investors and analysts are invited to access the conference call by dialing 866-652-5200 (domestic) or 412-317-6060 (international), and referencing “Ballantyne Strong.” There will also be a live webcast of the call available at the Investor Relations section of http://www.strong-world.com.

After the live webcast, a replay will remain available in the Investor Relations section of Ballantyne Strong’s website. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through May 21, 2015, conference ID 10064990.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Tony Rossi
Chief Financial Officer	Financial Profiles
402/829-9404	310/622-8221 or trossi@finprofiles.com

-tables follow-

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,882	$22,491
Accounts receivable (net of allowance for doubtful accounts of $690 and $679, respectively)	15,099	20,266
Inventories:
Finished goods, net	9,710	11,195
Work in process	512	632
Raw materials and components, net	1,860	2,281
Total inventories, net	12,082	14,108
Recoverable income taxes	147	1,255
Deferred income taxes	996	3.541
Other current assets	3,315	2,956
Total current assets	55,521	64,617
Property, plant and equipment (net of accumulated depreciation of $5,900 and $5,834, respectively)	13,755	13,914

Intangible assets, net	1,037	1,168
Goodwill	943	1,029
Notes receivable	3,121	2,985
Deferred income taxes	—	4,910
Other assets	1,145	1,447
Total assets	$75,522	$90,070
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,356	$9,039
Accrued expenses	4,932	4,366
Customer deposits/deferred revenue	4,266	5,473
Income tax payable	690	1,009
Total current liabilities	16,244	19,887
Deferred revenue	1,986	2,230
Deferred income taxes	1,583	715
Other accrued expenses, net of current portion	1,422	1,776
Total liabilities	21,235	24,608
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 and 16,809 shares at March 31, 2015 and December 31, 2014, respectively; 14,138 and 14,078 shares outstanding at March 31, 2015 and December 31, 2014, respectively	168	168
Additional paid-in capital	38,768	38,657
Accumulated other comprehensive income:
Foreign currency translation	(3,446)	(2,325)
Postretirement benefit obligations	139	139
Retained earnings	36,897	47,062
	72,526	83,701
Less 2,731 of common shares in treasury, at cost at March 31, 2015 and December 31, 2014	(18,239)	(18,239)
Total stockholders’ equity	54,287	65,462
Total liabilities and stockholders’ equity	$75,522	$90,070

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2015 and 2014

(In thousands, except per share data)

(Unaudited)

	2015	2014

Net product sales	$17,142	$14,834
Net service revenues	5,328	7,187
Total net revenues	22,470	22,021

Cost of products sold	14,795	12,450
Cost of services	3,414	5,355
Total cost of revenues	18,209	17,805
Gross profit	4,261	4,216
Selling and administrative expenses:
Selling	1,677	1,546
Administrative	3,799	3,893
Total selling and administrative expenses	5,476	5,439
Gain on sale or disposal of assets	2	7
Loss from operations	(1,213)	(1,216)
Equity in income of joint venture	—	95
Other income (expense):
Interest income	164	177
Interest expense	(19)	(9)
Other income, net	645	209
Total other income	790	377
Loss before income taxes	(423)	(744)
Income tax (expense) benefit	(9,741)	150
Net loss	$(10,164)	$(594)
Basic earnings (loss) per share	$(0.72)	$(0.04)
Diluted loss per share	$(0.72)	$(0.04)
Weighted average shares outstanding:
Basic	14,091	14,026
Diluted	14,091	14,026

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015 and 2014

(In thousands)

(Unaudited)

	2015	2014

Cash flows from operating activities:
Net loss	$(10,164)	$(594)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	18	69
Provision for obsolete inventory	(49)	(8)
Provision for warranty	99	(134)
Depreciation and amortization	569	434
Equity in income of joint venture	—	(95)
Loss on forward contracts	—	348
Gain on disposal or transfer of assets	(2)	(7)
Deferred income taxes	8,692	519
Share-based compensation expense	111	101
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, unbilled and notes receivable	5,062	3,709
Inventories	1,920	(179)
Other current assets	(410)	(200)
Accounts payable	(2,651)	(3,314)
Accrued expenses	(480)	(1,343)
Customer deposits/deferred revenue	(1,448)	(208)
Current income taxes	849	(1,599)
Other assets	10	(56)
Net cash provided by (used in) operating activities	2,126	(2,557)
Cash flows from investing activities:
Capital expenditures	(161)	(258)
Proceeds from sales of assets	5	56
Net cash used in investing activities	(156)	(202)
Cash flows from financing activities:
Payments on capital lease obligations	(14)	—
Excess tax benefits from share-based arrangements	19	—
Net cash used in financing activities	5	—
Effect of exchange rate changes on cash and cash equivalents	(584)	(541)
Net increase (decrease) in cash and cash equivalents	1,391	(3,300)
Cash and cash equivalents at beginning of period	22,491	28,791
Cash and cash equivalents at end of period	$23,882	$25,491
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations for property and equipment	$226	$—

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Reconciliation of Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted EPS Reconciliation

Adjusted net loss and adjusted EPS are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing the operations of the Company without the impact of deferred tax asset valuation allowance.

Adjusted net loss should not be considered in isolation or as a substitute for net loss or other profitability metrics prepared in accordance with GAAP. Adjusted net loss, as presented, may not be comparable to similarly titled measures of other companies.

Set forth below is a reconciliation of net loss to adjusted net loss. There were no similar items noted during the three months ended March 31, 2014.

Unaudited, in thousands except per share
Three months ended March 31, 2015
Net loss	$(10,164)
Deferred tax valuation allowance	7,659
Change in foreign tax treatment due to valuation allowance	2,413
Adjusted net loss	$(92)
Basic and diluted shares outstanding	14,091
Adjusted EPS-basic and diluted	$(0.01)